CONTACTS:  Thomas E. Hoppin
                                                            CSX
                                                 (804) 782-1450

                                                    Robert Fort
                                               Norfolk Southern
                                                 (757) 629-2710

FOR IMMEDIATE RELEASE
May 27, 1997

                 CSX AND NORFOLK SOUTHERN CLOSE
                TENDER OFFER FOR CONRAIL SHARES

RICHMOND and NORFOLK, Va., May 27, 1997   CSX Corporation (NYSE:
CSX) and Norfolk Southern Corporation (NYSE: NSC) today announced that their jointly owned acquisition company, Green Acquisition Corp., has accepted for payment more than 94 percent of Conrail Inc.'s outstanding shares not already owned by CSX and Norfolk Southern. Based on a preliminary count, approximately 57,407,389 Conrail shares had been tendered (including 8,937,900 shares by notice of guaranteed delivery) into the joint tender offer that expired at 5:00 p.m. EDT on Friday, May 23. Payment for shares will be made promptly.

  These shares, together with the Conrail shares already owned by CSX and Norfolk Southern, represent approximately 96 percent of the outstanding Conrail shares. In connection with the tender offer and subsequent merger, Norfolk Southern will have contributed 58 percent, and CSX 42 percent, toward the aggregate purchase price for all shares. All Conrail shares acquired will be placed in a joint voting trust pending Surface Transportation Board approval of the proposed transaction. Conrail shares not purchased in the tender offer will be converted into the right to receive $115 per share in cash in a merger that will occur as soon as practicable following the payment for the shares received in the tender offer.

  "With the successful completion of this tender offer, we move another step closer to delivering the benefits of this transaction to all parties," said John W. Snow, CSX's chairman, president and chief executive officer. "At CSX, our management team is focused on continuing to improve our existing railroad operations, while preparing for the smooth and efficient integration into CSX of the Conrail assets we will operate."

  David R. Goode, Norfolk Southern's chairman, president and chief executive officer, said, "With the financial part of this transaction nearly completed, we will now present to the Surface Transportation Board our plan for improving the rail system in the East. Norfolk Southern eagerly looks forward to the day when we can put that plan into action and begin delivering its many benefits to customers, communities and the nation's economy."

  CSX and Norfolk Southern expect to file their joint application with the STB in mid-June. Management of both companies are confident the application will win support from customers and the public.

  CSX Corporation, headquartered in Richmond, Va., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logistics management services. CSX's home page can be reached at http://www.CSX.com.

  Norfolk Southern is a Virginia-based holding company with headquarters in Norfolk, Va. It owns a major freight railroad, Norfolk Southern Railway Company, which operates more than 14,300 miles of road in 20 states, primarily in the Southeast and Midwest, and the Province of Ontario, Canada. The corporation also owns North American Van Lines, Inc., and Pocahontas Land Corporation, a natural resources company. Norfolk Southern's home page can be reached at http://www.nscorp.com.

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